WILLKIE FARR & GALLAGHER LLP                           1875 K Street, NW
                                                       Washington, DC 20006-1238
                                                       Tel: 202 303 1000
                                                       Fax: 202 303 2000





November 20, 2007

Vanguard Montgomery Funds - Vanguard Market Neutral Fund
P.O. Box 2600
Valley Forge, PA  19842


Ladies and Gentlemen:

We have acted as counsel to Vanguard Montgomery Funds (the "Trust"), a Delaware statutory trust, on behalf of its series, Vanguard Market Neutral Fund (the "Fund"), in connection with the preparation of a registration statement on Form N-1A (as amended, the "Registration Statement") relating to the offer and sale of Institutional and Investor Class shares (together, the "Shares") of the Fund.

We have examined the Registration Statement, the Trust's agreement and declaration of trust, as amended, and bylaws, all resolutions adopted by the Trust's Board of Trustees with respect to the issuance of the Shares pursuant to the Registration Statement, and other records, documents and papers that we have deemed necessary for the purpose of this opinion. We have examined such other statutes and authorities as we have deemed necessary to form a basis for the opinions hereinafter expressed. We have also examined and relied upon such other documents and certificates with respect to factual matters as we have deemed necessary to render the opinions hereinafter expressed. We have assumed, without independent verification, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Shares of the Fund to be issued as contemplated by the Registration Statement, upon issuance, will be validly issued, fully paid and non-assessable.

We are members of the Bars of the State of New York and the District of Columbia only and do not opine as to the laws of any jurisdiction other than the laws of the State of New York, the District of Columbia and the federal laws of the United States, and the opinions set forth above are, accordingly, limited to the laws of those jurisdictions. As to matters governed by the State of Delaware, we have relied upon the opinion of Morris, Nichols, Arsht & Tunnell LLP (which is
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Vanguard Montgomery Funds - Vanguard Market Neutral Fund
November 20, 2007
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attached hereto) and the opinions set forth above are subject to the assumptions and limitations set forth therein.

This opinion is furnished by us as counsel to the Trust, is solely for the benefit of the Trust and the Fund and may not be relied upon for any other purpose or by any other person. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the statement of additional information included as part of the Registration Statement.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP